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                                                                     EXHIBIT 8.2

                [ARGUE PEARSON HARBISON & MYERS, LLP LETTERHEAD]

                               December   , 2001

Omega Healthcare Investors, Inc.
900 Victors Way, Suite 350
Ann Arbor, Michigan 48108

    Re: Omega Healthcare Investors, Inc.
      Qualification as
      REAL ESTATE INVESTMENT TRUST

Ladies and Gentlemen:

    We have acted as special tax counsel in connection with your proposed rights offering to raise $50 million in new equity capital. You have requested our opinion regarding certain U.S. federal income tax matters relating to the qualification of Omega Healthcare Investors, Inc. (the "Company") as a real estate investment trust.

    The Company currently owns interests in healthcare facilities and associated personal property (the "Facilities"), and debt obligations secured by Facilities, directly and through qualified REIT subsidiaries. The Company also owns a 9.9% interest represented by 990,000 ordinary shares in Principal Healthcare Finance Limited, an Isle of Jersey Company, and an 8.0% interest in Principal Healthcare Finance Trust, an Australia Trust. In addition, the Company also owns 100% of the stock of a taxable REIT subsidiary, Omega TRS I, Inc. which holds 1,163,061 (9.45%) of the voting common stock of Omega
Worldwide, Inc. ("OWWI") and 260,000 shares of preferred stock of OWWI, and 100% of the nonvoting preferred shares but with no interest in the common shares of Bayside Street II, Inc., also a taxable REIT subsidiary.

    In connection with the opinions rendered below, we have examined the following:

        1. The Company's Articles of Incorporation, as duly filed with the Department of Assessments and Taxation of the State of Maryland on March 31, 1992, as amended or supplemented by Articles of Amendment and Restatement dated April 16, 1995, Articles of Amendment dated April 26, 1995, Articles Supplementary dated April 25, 1997, Articles Supplementary dated April 23, 1998, Articles of Amendment filed July 19, 1999, and Articles Supplementary dated July 14, 2000;

        2.  The Company's Bylaws;

        3. The minutes or drafts thereof of meetings of the Company's Board of Directors held from January 1, 1998 through September 17, 2001;

        4.  The Company's Registration Statement No, 333       (Amendment No. 1
    to Form S-1) (the "Registration Statement");

        5. Such other documents as we have deemed necessary or appropriate for purposes of this opinion.

    In connection with the opinions rendered below, we have assumed that:

        1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended except as indicated;

        2. During its taxable year ending December 31, 1998 and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will
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Omega Healthcare Investors, Inc.
December   , 2001
Page 2

    continue to make the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

        3. The Company will not make any amendments to its organizational documents, or the organizational documents of the Subsidiaries after the date of this opinion that would negatively affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

        4. No action will be taken by the Company or the Subsidiaries after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based;

        5. All of the documents that we have reviewed will be complied with without waiver; and

        6. Explorer Holdings, L.P., Explorer Holdings Level II, L.P. and Hampstead investment Partners III, L.P. are partnerships for purposes of
    Section 544(a)(1) under the Internal Revenue Code.

    In connection with the opinions rendered below, we have relied upon the correctness of the factual representations contained in the Officer's Certificate. After reasonable inquiry, we are not aware of any facts inconsistent with the representations set forth in the Officer's Certificate. With respect to Bayside International, Inc., a corporation organized under the laws of the Cayman Islands in 1996, and liquidated by Omega Healthcare Investors, Inc. in 1998 in connection with the Company's creation and spin-off of Omega Worldwide, Inc., our opinion relies solely on the December 1, 1996 opinion of Hogan & Hartson, LLP. In addition, we have relied on a letter from Explorer Holdings, L.P. regarding the ownership of Explorer Holdings, L.P. in the Company (the "Representation Letter"). We have assumed that the stock of the Company held by Explorer Holdings, L.P. and attributed to The State of Oregon Public Employees' Retirement Fund is treated under Section 856 (h)(3) as held directly by its beneficiaries in proportion to their actuarial interests in such fund.

    Based on the documents and assumptions set forth above, and subject to the exceptions set forth herein, the representations set forth in the Officer's Certificate and the Representation Letter, and the Hogan & Hartson letter, we are of the opinion that:

        (a) commencing with its taxable year ended December 31, 1998, the Company was organized and has operated in conformity with the requirements for qualifications as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"),

        (b) the transactions contemplated by the Registration Statement will not prevent the Company from continuing to operate in conformity with the requirements for qualifications as a REIT under the Code.

    We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the Officer's Certificate and the Representation Letter. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2001 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

    This opinion does not take into account changes in value of the Company's outstanding stock after the date hereof.

    The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
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Omega Healthcare Investors, Inc.
December   , 2001
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    The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax or other matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

    We hereby consent to the use of our name in the section captioned "MATERIAL UNITED STATES INCOME TAX CONSIDERATIONS" in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          DRAFT